Exhibit 99.2

Serina Therapeutics to Present Novel Data on POZ-Lipid Technology Potentially Enhancing Safety and Efficacy of mRNA LNP Formulations at the 4th mRNA-Based Therapeutics Summit

HUNTSVILLE, Jul. 29, 2024 (GLOBE NEWSWIRE) — Serina Therapeutics (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ PlatformTM drug delivery technology, today announced that Randall Moreadith, MD, Ph.D., Chief Development Officer, will present at the 4th Annual mRNA-Based Therapeutics Summit. The conference will take place from July 29-31, 2024, in Boston, MA.

Dr. Moreadith’s presentation, titled “Overcoming Anti-PEG Antibody Responses to Increase Potency & Decrease Adverse Side Effects of mRNA-LNP Formulations”, is scheduled for 9:00 AM ET on Monday, July 29. In this talk, Dr. Moreadith will present novel data on Serina Therapeutics’ innovative POZ-lipid, a proprietary technology that aims to significantly advance the safety and efficacy of mRNA-LNP formulations. These data show that POZ-lipid does not induce an IgM or IgG antibody response, even with repeated dosing in in vivo models.

This finding is crucial because the PEG-lipids currently used in mRNA vaccines can elicit an anti-PEG antibody response. This response is associated with serious adverse events, including anaphylaxis, which can pose a life-threatening risk to patients. The presentation will provide insights into how Serina’s POZ-lipid technology can potentially mitigate these adverse effects, thereby enhancing the safety and efficacy profile of mRNA-LNP medicines.

Conference Details:

Event: 4th Annual mRNA-Based Therapeutics Summit “Turbocharging New Frontiers of mRNA Medicine to Patients Faster”

Date: July 29-31, 2024

Location: Boston, MA

Presentation Title: “Overcoming Anti-PEG Antibody Responses to Increase Potency & Decrease Adverse Side Effects of mRNA-LNP Formulations”

Presenter: Randall Moreadith, MD, PhD, Chief Development Officer, Serina Therapeutics, Inc.

Time: 9:00 AM ET, Monday, July 29

For more information about the conference and to view the agenda, please visit mRNA-Based Therapeutics Summit Agenda.

About Serina Therapeutics

Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases, cancer, and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.

For more information, please visit https://serinatherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statement

This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in Serina’s Annual Report on Form 10-K for the year ended December 31, 2023, Serina’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and Serina’s other periodic reports and documents filed from time to time with the SEC.

The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:

Investor.relations@serinatherapeutics.com
(256) 327-9630